Exhibit 10.2

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This First Amendment to Agreement and Plan of Merger (the “Amendment”), made and entered into as of December 8, 2008, amends that certain Agreement and Plan of Merger by and among Plains Capital Corporation, a Texas corporation, PlainsCapital Bank, a Texas banking association (the “Bank”), First Southwest Holdings, Inc., a Delaware corporation (the “Company”), and Hill A. Feinberg, as Stockholders’ Representative, dated as of November 7, 2008 (the “Merger Agreement”). Any terms used but not defined where first used shall have the meanings set forth in the Merger Agreement.

RECITALS

A. The parties hereto have entered into the Merger Agreement governing the merger of the Company with and into FSWH Acquisition LLC, a Delaware limited liability company that will be formed as a wholly-owned direct subsidiary of the Bank (“Merger Sub”).

B. The parties hereto desire to amend the Merger Agreement to, among other things, (1) delete the requirement in subsection (ii) of Sections 5.22 and 7.8 of the Merger Agreement, pursuant to which the Company is required to fulfill in full its obligation to offer to repurchase at par from its customers and former customers the “Eligible ARS” and any other auction rate securities that FSC or its Affiliates are required to offer to repurchase pursuant to the FINRA Settlement, as such requirement is more specifically set forth in Sections 5.22 and 7.8 of the Merger Agreement, (2) make certain other clarifying changes as such changes relate to the repurchase of such “Eligible ARS,” and (3) clarify the Parent’s obligations under Section 5.7 as it relates to the continuation of certain insurance.

AGREEMENT

In consideration of the mutual covenants, representations, warranties and agreements contained in this Amendment and the Merger Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. In Section 1.1 of the Merger Agreement, the definition of “Repurchased FINRA Settlement ARS” is deleted in its entirety and replaced with the following:

““Repurchased FINRA Settlement ARS” means the auction rate securities to be repurchased pursuant to an offer by FSC or any of its Affiliates as required by the FINRA Settlement.”

2. The following definition is hereby added to Section 1.1 of the Merger Agreement in alphabetical order:

““Closing ARS Valuation” means, with respect to the ARS portfolio owned by FSC and its Affiliates as of the Closing Date and the Repurchased FINRA Settlement ARS, the lesser of: (i) 90% of the face value of such ARS or (ii) the lower end of the range of the aggregate estimated “fair value” of the ARS portfolio in the Duff & Phelps Opinion.”

3. Section 3.30 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Section 3.30 ARS.

(a)	The Company has good and valid title to the ARS, except for any portion of the Repurchased FINRA Settlement ARS that is not repurchased pursuant to the FINRA Settlement prior to Closing, free and clear of all Encumbrances.

(b)	All of the ARS are auction rate bonds issued by and payable from trusts that are fully collateralized by student loans originated under the Federal Family Education Loan Program and that carry a guarantee by the U.S. Department of Education of not less than 97% of the principal amount of such auction rate bonds.”

4. The following Section 3.32 is hereby added to the Merger Agreement:

“Section 3.32 Repurchased FINRA Settlement ARS. The Repurchased FINRA Settlement ARS includes no more than $41.6 million of auction rate securities held by FSC’s customers or former customers.”

5. Section 5.3(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(a) The Company shall as promptly as practicable prepare and mail to its stockholders at its own expense a notice of meeting, combined private placement memorandum/proxy statement and form of proxy in accordance with applicable Law, including all applicable provisions of the DGCL and Regulation D promulgated under the Securities Act (the “Proxy Statement”). The Company shall provide Parent with the opportunity to review and comment on the Proxy Statement and shall not mail the Proxy Statement without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed). The Proxy Statement shall include the Company Board Recommendation, except to the extent the Company’s Board of Directors shall have withheld, withdrawn, amended or modified the Company Board Recommendation as permitted by Section 5.3(d). Parent shall provide the Company with all information relating to Parent which is required to be disclosed in the Proxy Statement pursuant to this Agreement and applicable Law.”

6. Section 5.3(c) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(c) The Company shall call and hold the Company Stockholders Meeting as promptly as reasonably practicable, but in any event within 20 calendar days after the Proxy Statement is first sent or mailed to its stockholders and no later than December 29, 2008, for the purpose of obtaining the Company Stockholders Approval. In connection with the Company Stockholders Meeting, the Company shall (i) subject to applicable Laws, take all steps reasonably necessary or desirable (including postponing or adjourning the Company Stockholders Meeting to obtain a quorum in accordance with the terms of this Section 5.3(c)) to obtain the Company Stockholders Approval and (ii) otherwise comply with all Laws applicable to the Company Stockholders Meeting.”

7. Section 5.7 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Section 5.7 Directors and Officers’ Insurance; Claims Made Policies.

(a)	From and after the Closing Date and until the six (6) year anniversary of the Closing Date, Parent shall maintain in effect directors’ and officers’ liability insurance with the insurance provider of the Parent’s choice (or, at Parent’s option, a “tail” insurance policy) covering those Persons covered by the directors’ and officers’ liability insurance maintained by the Company as of the date hereof for any actions taken by them or omissions by them on or before the Closing Date with the same directors’ and officers’ liability insurance coverage as may be provided from time to time by Parent to its then existing directors and officers; provided, that in no event will Parent be required to expend in the aggregate amounts in any year in excess of 110% of the amount of the last annual premium for such insurance to cover its then existing directors and officers (in which event, Parent shall purchase the greatest coverage available for such amount).

(b)	From and after the Closing Date and until the six (6) year anniversary of the Closing Date, Parent shall cause the Surviving LLC to maintain in effect claims made liability insurance policies set forth on Schedule 5.7 of the Company Disclosure Schedules with the insurance provider of the Surviving LLC’s choice (or, at the Surviving LLC’s option, a “tail” insurance policy) covering those Persons covered by such claims made liability insurance policies maintained by the Company as of the date hereof for any actions taken by them or omissions by them on or before the Closing Date with the same coverage maintained by the Company as of the date hereof; provided, that in no event will Surviving LLC be required to expend in the aggregate amounts in any year in excess of 110% of the amount of the last annual premium for such claims made liability insurance policies (in which event, Parent shall purchase the greatest coverage available for such amount).”

7. Section 5.22 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Section 5.22 FINRA Settlement Finalized. The Company shall use its commercially reasonable efforts to cause FSC to, as soon as reasonably possible and in any event prior to the Closing Date, enter into a FINRA Settlement with FINRA that resolves the auction rate securities investigation by FINRA of FSC pursuant to the submission (which FINRA shall have formally accepted in writing) of a Letter of Acceptance Waiver and Consent with terms that are reasonably satisfactory to Parent.”

8. Section 7.8 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Section 7.8 FINRA Settlement Finalized. The Company shall have entered into a FINRA Settlement with FINRA that resolves the auction rate securities investigation by FINRA of FSC pursuant to the submission (which FINRA shall have formally accepted in writing) of a Letter of Acceptance Waiver and Consent with terms that are reasonably satisfactory to Parent.”

9. Section 7.13 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Section 7.13 ARS Portfolio Classification and Valuation. Parent shall have received assurance to its reasonable satisfaction that, upon transfer following the Merger of the ARS portfolio currently held by FSC and its Affiliates as well as the Repurchased FINRA Settlement ARS to Bank or its Affiliates, such ARS would be properly classified as securities “held to maturity.” As of Closing, FSC and any Affiliate that owns ARS shall have recorded on its financial books and records: (i) an aggregate value of the ARS portfolio held by FSC or such Affiliate as of the Closing Date equal to the Closing ARS Valuation and (ii) a loss equal to the difference between the face value of the Repurchased FINRA Settlement ARS and the Closing ARS Valuation.”

10. Except as modified by this Amendment, the Merger Agreement shall remain unmodified and is confirmed as being in full force and effect.

11. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original by the parties executing such counterpart, but all of which shall be considered one and the same instrument.

12. This Amendment shall be governed by, and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

13. This Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been duly executed by each of the parties hereto as of the date first written above.

FIRST SOUTHWEST HOLDINGS, INC.

By:	/s/ Hill A. Feinberg
Hill A. Feinberg
Chairman and Chief Executive Officer

PLAINS CAPITAL CORPORATION

By:	/s/ Alan B. White
Alan B. White
Chairman and Chief Executive Officer

PLAINSCAPITAL BANK

By:	/s/ Alan B. White
Alan B. White
Chairman and Chief Executive Officer

HILL A. FEINBERG, as Stockholders’ Representative

/s/ Hill A. Feinberg
Hill A. Feinberg

Signature Page to

First Amendment to Agreement and Plan of Merger